EXHIBIT 99.1

Richard J. King March 18, 2002

Senior Vice President, Corporate Communications

AMC Entertainment Inc.

(816) 221-4000

Bankruptcy Court Confirms AMC Entertainment's Plan to Acquire GC Companies

Kansas City, Mo.-AMC Entertainment Inc. ("AMC" or "the Company") (AMEX: AEN), one of the world's leading theatrical exhibition companies, announced today that the Bankruptcy Court for the District of Delaware has entered a confirmation order approving the Modified First Amended Joint Plan of Reorganization ("the Plan") for GC Companies, Inc. and its jointly administered subsidiaries. The Plan calls for GC Companies and its subsidiaries to be acquired by AMC Entertainment Inc.

The effectiveness of the Plan is subject to the court's confirmation order becoming final and nonappealable, as well as other conditions. The Company anticipates the effective date will occur in late March.

"Acquisition of the GC theatre circuit expands AMC's national footprint of industry-leading theatres, especially in key markets in the Northeast and upper Midwest," said AMC chairman and chief executive officer Peter C. Brown.

AMC anticipates that, after the effective date, GC Companies will be operating 66 theatres with 621 screens in the United States. GC Companies also has a 50 per cent interest in a joint venture that operates 17 theatres with 160 screens in South America.

AMC Entertainment Inc. is a leader in the theatrical exhibition industry. Through its circuit of AMC Theatres, the Company operates 182 theatres with 2,907 screens in the United States, Canada, France, Hong Kong, Japan, Portugal, Spain, Sweden and the United Kingdom. Its Common Stock trades on the American Stock Exchange under the symbol AEN. The Company, headquartered in Kansas City, Mo., has a website at www.amctheatres.com.

Any forward-looking statements contained in this release, which reflect management's best judgment based on factors currently known, involve risks and uncertainties. Actual results could differ materially from those anticipated in the forward-looking statements included herein as a result of a number of factors, including among others the Company's ability to enter into various financing programs, the performance of films licensed by the Company, competition, construction delays, the ability to open or close theatres and screens as currently planned, political, social and economic conditions, demographic changes, increases in demand for real estate, changes in real estate, zoning and tax laws and unforeseen changes in operating requirements.